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October 26, 1993

                                                                   Exhibit 10(x)



Mr. Michael Corbett
1 Sunnybrook Road
Basking Ridge, NJ 07929


Dear Mike:

I am pleased to revise our offer to you for the position of Treasurer for GENESCO.


1. BASE SALARY. Your base salary will be at the rate of $11,250.00 per month as of the date you assume your duties on or before October 15, 1993.

2. INCENTIVE COMPENSATION. You will become eligible to participate in GENESCO's Management Incentive Compensation Plan commencing with the fiscal year beginning February 1, 1994 and ending January 31, 1995. You will be eligible to earn a cash award of up to a maximum of 30% of your aggregate base salary received during that fiscal year. The amount of and conditions for earning each cash award earned by you shall be determined under the provisions of the GENESCO Management Incentive Compensation Plan applicable to that fiscal year. GENESCO has no present intention to make a substantial change in the plan for the fiscal year ending January 31, 1995, or any subsequent fiscal year, but any change, substantial or otherwise, that may be made would apply to you and all other participants similarly situated.

     For the fiscal year ending January 31, 1995, GENESCO will make a cash payment to supplement any award you may receive under the 1995 Plan in an amount equal to $15,000 less any award actually earned under the 1995 Plan. This special supplement payment, designed to assure you of a minimum cash payment of $15,000, is applicable only to the fiscal year ending January 31, 1995 and requires that you remain employed through your payment date. Any future bonuses will be payable strictly in accordance with the terms of any incentive plan then in effect.






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Mr. Michael Corbett
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October 26, 1993



3. SIGNING BONUS. As an inducement for you to accept this offer, in order to defer expenses not covered by the relocation expense provision described in section number seven of this letter, the Company will pay you a total of $30,000, to be paid after completion of 30 days of employment at GENESCO. In order to receive this payment, you must remain employed at GENESCO through the payment date.

4. STOCK OPTIONS. We will recommend to the Compensation Committee of the board of Directors that you be granted 2,000 shares of stock at the next scheduled committee meeting.

5. BENEFITS. You will be entitled to participate in the employee benefit plans which are generally available to management employees of the Company. In addition, you will be eligible for coverage under the following executive benefit programs:

          Hospital Surgical Coverage for Dependents - The premium for the basic Comprehensive Medical Plan for your dependents, in addition to your personal coverage, will be absorbed by the Company.

          Group Life Insurance - The premium for your group life insurance under the company plan will be absorbed by the Company. The amount of coverage under the group plan is $90,000. An equal amount of Accidental Death and Dismemberment coverage is provided.

          Medical Reimbursement Plan - Medical expenses for you and your eligible dependents in excess of coverage provided by the GENESCO Group Health Plan will be paid by the Company to an amount not to exceed ten percent (10%) of your total annual compensation for the preceding year. Employees who do not have "preceding year" earnings will have a maximum based upon the current year. Credit for any unused part of the benefit may not be carried forward from year to year.

          The following items are covered:

          *  hospital charges
          *  physician charges
          *  surgery, except cosmetic surgery

          *  x-ray
          *  laboratory
          *  physical examination





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Mr. Michael Corbett
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October 26, 1993



          *    dental
          *    eye examination
          *    lenses (but not more than one pair per person each 12 months)
          * frames (but not more than pair per person each 36 months, up to a maximum of $200)

          In lieu of prescription eye glasses, contact lenses will be covered up to $200 per person, each 12 months.

          The following items are not covered by the Medical Reimbursement Plan, but may be covered by the basic comprehensive medical plan after an annual deductible.

          *    drugs
          *    private duty nursing
          *    medical equipment other than lenses and frames

     The above benefits become effective the first of the month following one full month of employment.

     If you have any questions concerning these benefit plans, please contact Buford Eubanks at (615) 367-7853.

6. ELECTION OF OFFICER. Our intent is to recommend to the Board of Directors your election as Treasurer at the next regularly scheduled board meeting.

     Upon your election as an officer, your benefits will change as follows:

     A. GENESCO will apply for a $400,000 individual non-rated life insurance policy to replace the $90,000 of group life coverage described above. The issuance of a policy is subject to meeting the required underwriting standards of the insurance company.

     B.   You will be reimbursed for actual tax preparation fees incurred.

     C. You will be reimbursed up to $2,000 annually for financial/estate planning fees.

7. RELOCATION EXPENSES. Genesco will provide the following relocation reimbursements upon submission of itemized expense reports together with supporting receipts or documentation if you complete your relocation to Nashville.






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Mr. Michael Corbett
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October 26, 1993



     - Transportation expense (26 cents per mile) from Mahwah and temporary living expense for a period not to exceed three months until you relocate your family to Nashville.

     - Reimbursement for customary real estate brokerage commissions for the sale of your current principal residence.

     - GENESCO will pay direct moving costs of packing, transporting and unpacking your family's household furnishings to your new principal residence in Nashville.

     - Reimbursement up to 1 1/2% of the new mortgage principal for documented combination of points, loan origination fees and loan discount fees actually incurred should you purchase a residence in the Nashville area.

     - Reimbursement of documented closing cost, excluding insurance, interest and taxes on new principal residence.

     - Reimbursement for miscellaneous documented relocation expenses not to exceed one-half of one month's salary. Acceptable miscellaneous expenses include automobile licensing, tags, sales tax, etc.; driver's license; utility installation/connection fees (excluding refundable deposits); window hardware, installation, draperies, blinds/shades; baby-sitting; pet care; carpet/residence cleaning; and incidental items of $25 or less.

     You will be responsible for any taxes resulting from relocation reimbursements. Copies of all documentation should be sent to Richard Bawcom, Director of Compensation.

8. SEVERANCE. If the Company terminates your employment prior to the second anniversary of your employment for any reason other than for Cause, you will be entitled (i) to receive on the 20th day of each month for a six month period commencing on the date of such termination (the "Severance Period") severance payments at a rate equal to your monthly base salary in effect immediately prior to the date on which a decision is made to terminate your employment (but not less than $11,250.00), reduced by the amount of any compensation you may earn from other employment (including self-employment) during each such month. You will certify to the Company each month as to whether you are engaged in other employment (including self-employment) and the amount of compensation earned therefrom. This severance arrangement is in lieu of any other severance






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Mr. Michael Corbett
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October 26, 1993

     benefits you may be entitled to under the Company's policies or otherwise.

     The term "Cause" as used herein shall mean (i) conviction of a felony;
     (ii) the incurrence of a mental or physical disability continuing for a period of 180 consecutive days which renders you unable to effectively carry out the important duties or responsibilities assigned to you as an employee of the Company, whether by reason of accident, illness or otherwise; (iii) failure to make all reasonable efforts to follow the expressed lawful directives of the Company's board of directors, its chief executive officer, or the executive to whom you report; (iv) violation of the Company's policies on ethical business conduct (a copy of such policies currently in effect being attached as Exhibit A); (v) failure to faithfully perform your duties as an employee of the Company; or (vi) intentional or gross negligent misconduct by you injurious in any material way to the interest of the Company. "Cause" shall not include mere bad business judgment or any acts or omission, not covered by Item (i) or Item
     (iii) through (vi) above reasonably believed by you in good faith to have been in or not opposed to the best interest of the Company.

9. CONTRACTUAL RESTRICTIONS. It is not GENESCO's intent for you to violate any agreements with previous employers. Your employment by GENESCO is based upon your representation that your employment and the performance of your duties on behalf of GENESCO will not violate or constitute a breach of any contractual restrictions binding you.

10. CONDITIONS OF EMPLOYMENT. All management employees are subject to certain conditions of employment. Such conditions include the execution and delivery of GENESCO's Intellectual Property Agreement and acceptance of and adherence to the terms and conditions of GENESCO's Policy on Ethical Business Conduct. A copy of the Intellectual Property Agreement and a copy of GENESCO's Policy on Ethical Business Conduct are enclosed for your review. The Intellectual Property Agreement and the Ethical Business Conduct reply form must be signed after you report to work. You also will be required to provide proof of employment eligibility as required.

11. ENTIRE OFFER OF EMPLOYMENT. This letter sets forth GENESCO's entire offer of employment and supersedes all prior communications, both written and verbal, with respect thereto. This letter shall not be construed to limit in any way the Company's latitude to terminate your employment at any time with or without cause or to otherwise change from time to time your duties, the location of your employment, or any of the terms and conditions of your employment. Your






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0Mr. Michael Corbett
Page 137
October 26, 1993


     employment at GENESCO will be on an "at will" basis. The compensation, benefits, and prerequisites provided to you pursuant to this letter shall be subject to any withholdings and deductions and other matters required by any applicable tax laws.

Mike, I sincerely believe you can make a major contribution to the future success of GENESCO. Please affirm your receipt and acceptance of our offer by signing and returning the enclosed copy of this letter.

Sincerely,


/s/ James S. Gulmi
- ------------------
James S. Gulmi


Acceptance /s/ Michael A Corbett         Date:  10-27-93
           ---------------------              ----------
               Michael Corbett


cc:  Steve Little, Richard Bawcom






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